Exhibit 3.8

CERTIFICATE OF CORRECTION

OF

CASTLE DENTAL CENTERS, INC.

The undersigned submits this certificate pursuant to Section 103(f) of the General Corporation Law of the State of Delaware to correct a document which is an inaccurate record of the corporate action therein referred to, or was defectively or erroneously executed, sealed or acknowledged.

1. The name of the entity is Castle Dental Centers, Inc. (the “Corporation”).

2. The document to be corrected is the Amendment to Certificate of Incorporation of the Corporation (the “January 29 Amendment”) which was filed with the Office of the Secretary of State on the 29th day of January, 2003.

3. The inaccuracy, error or defect to be corrected is: Article THIRD of the January 29 Amendment, which amends and restates the first paragraph of Article IV of the Certificate of Incorporation of the Corporation, was not appropriately approved by the stockholders of the Corporation. Consequently, Article THIRD of the January 29 Amendment is hereby deleted from the January 29 Amendment in its entirety.

In Witness Whereof, the undersigned has executed this Certificate of Correction on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Certificate of Correction is the act and deed of the Corporation and that the facts stated herein are true as of this 22nd day of April, 2004.

Castle Dental Centers, Inc.

By:	/S/ JOHN M. SLACK

John M. Slack, Interim Chief Executive Officer